Explanation of Responses:

(1)
On December 23, 2020 Landgame S.à r.l, a Luxembourg société à responsabilité limitée (“Landgame”), entered into a trust agreement (the “Trust Agreement”) with Evan Davis, as trustee of the Landgame Trust, which provided for the creation of the Landgame Trust and the transfer, for no consideration, of all shares of Common Stock of Inspired Entertainment, Inc. (the “Issuer”) held by Landgame to the Landgame Trust.

(2)	The shares were transferred to the Landgame Trust for no consideration.
(3)	Shares are held directly by the Landgame Trust for which Mr. Davis is trustee.
(4)
Landgame is the beneficiary of the Landgame Trust for which Mr. Davis is trustee.  Vitruvian I Luxembourg S.à r.l. (“Vitruvian Luxembourg”) is the sole shareholder of Landgame.  VIP I Nominees Limited, in its capacity as nominee for and on behalf of limited partnerships listed below, is sole shareholder of Vitruvian Luxembourg.  Through VIP I Nominees Limited, (a) VIP I A L.P. is the beneficial owner of 58.9% of Vitruvian Luxembourg, (b) VIP I B L.P. is the beneficial owner of 21.2% of Vitruvian Luxembourg, (c) VIP I C L.P. is the beneficial owner of 9.7% of Vitruvian Luxembourg, (d) VIP I A (Side Fund) L.P. is the beneficial owner of 5.7% of Vitruvian Luxembourg, (e) VIP I B (Side Fund) L.P. is the beneficial owner of 1.8% of Vitruvian Luxembourg, (f) VIP I C (Side Fund) L.P. is the beneficial owner of 1.1% of Vitruvian Luxembourg and (g) VIP I (Co-Investment) L.P. is the beneficial owner of 1.6% of Vitruvian Luxembourg.  Vitruvian Partners LLP is the sole shareholder of VIP I Nominees Limited and the general partner of each of the limited partnerships listed above.

(5)
Landgame, Vitruvian Luxembourg, Nominees, VIP A L.P., VIP B L.P. and Vitruvian Partners LLP are each a “Vitruvian Entity” and are collectively referred to herein as the “Vitruvian Entities.”  Each Vitruvian Entity disclaims beneficial ownership with respect to any shares of Common Stock of the Issuer, except to the extent of its pecuniary interest in such shares of Common Stock and this report shall not be deemed an admission that for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, any of the Vitruvian Entities is the beneficial owner of these securities.  Information with respect to each of the Vitruvian Entities is given solely by such Vitruvian Entity, and no Vitruvian Entity has responsibility for the accuracy or completeness of information supplied by another Vitruvian Entity.